CERTIFICATE OF AMENDMENT

                                    TO THE
                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                             CAVALIER HOMES, INC.


            In accordance with the provisions of Sections 103 and 242 of the General Corporation Law of the State of Delaware, Cavalier Homes, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

            1.   Article  4  of  the  Amended  and   Restated   Certificate   of
Incorporation of the Corporation shall be amended by replacing the first paragraph of Article 4 with the following:

                  4. The total  number of shares of stock which the  corporation shall have authority to issue is 50,500,000; 50,000,000 of the authorized shares shall be Common Stock, $.10 par value each; and 500,000 of the authorized shares shall be Preferred Stock, $.01 par value each.

            2. The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, Cavalier Homes, Inc. has caused this certificate to be signed by Barry B. Donnell, its Chairman of the Board, and attested by Michael R. Murphy, its Secretary, as of the ____ day of May, 1997.

                                                  CAVALIER HOMES, INC.


                                          By:---------------------------
                                                    Barry B. Donnell
                                                Its Chairman of the Board
ATTEST:



By:---------------------------
          Michael R. Murphy
            Its Secretary